Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS FISCAL FOURTH-QUARTER AND FULL-YEAR 2009
RESULTS; STRONG MARGINS AND EXCELLENT LIQUIDITY POSITION
•	Reported net loss of $7.9 million for quarter; net earnings of $5.4 million excluding unusual items

•	Gross margin reaches 16.3% for the quarter compared with 12.1% last year

•	North America approaches break-even for the quarter in spite of lower volumes

•	Cash on hand exceeds $228 million, with more than $300 million of credit lines available
AKRON, Ohio — October 19, 2009 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today gross margins improved for the fiscal fourth quarter ended August 31, 2009, compared with the same period last year, and sequential improvement continued from March through the end of the 2009 fiscal year. Gross margin for the quarter was 16.3% of net sales, an increase of 420 basis points from 12.1% for the fourth quarter of last year. The fiscal fourth quarter’s margin rate was up 70 basis points from 15.6% for the third quarter of fiscal 2009, which was reflective of the Company’s continued efforts to drive margin improvements and favorable mix.
Excluding discontinued operations, income from continuing operations was $3.2 million for the fiscal fourth quarter. During the fourth quarter of 2009, the Company completed the closing of its Invision® sheet manufacturing operation which formerly was a segment for the Company. The Company reflected the results of Invision as discontinued operations for all periods presented.
The Company reported a net loss of $7.9 million, or $0.30 per diluted share, for the quarter compared with net income of $4.7 million or $0.17 per diluted share for the comparable period last year. The translation effect of foreign currencies decreased net income by $1.6 million for the fourth quarter of fiscal 2009.
The fiscal 2009 fourth quarter included unusual charges of approximately $13.3 million, after tax, primarily related to the Company’s ongoing restructuring activities and asset impairments. Last year’s fourth quarter included after-tax unusual charges of $2.1 million related to restructuring activities, asset impairments and curtailment gains. Excluding these unusual charges, net income for the 2009 fourth quarter was $5.4 million, or $0.21 per diluted share, compared with $6.8 million, or $0.26 per diluted share, for the prior-year period.
3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Net sales for the fiscal fourth quarter were $320.6 million, a 35.3% decline, compared with $495.8 million last year. Tonnage declined 21.8% for the quarter, which reflected the continuation of weak end markets and efforts in the North American Engineered Plastics segment to move away from low-margin business. In comparison with the third quarter of 2009, tonnage increased approximately 2.0% highlighting a very gradual recovery over the last few months. Additionally, the translation effect of foreign currency, primarily the euro, reduced sales by an incremental 6.8%. Price had the effect of reducing sales by 6.7% for the quarter reflecting lower market resin prices.
Selling, general and administrative (SG&A) expense for the fiscal 2009 fourth quarter was $43.0 million, a decrease of $1.4 million compared with last year’s fourth quarter. Foreign exchange reduced SG&A by $3.6 million for the quarter. The remaining increase was primarily related to implementation costs at the Company’s European shared service center and incremental bad debt expense.
Additionally, the Company’s strong liquidity position has continued to improve with cash at $228.7 million at the end of the fourth quarter compared with $202.5 million at the end of the third quarter of fiscal 2009.
“We are encouraged that, despite significantly lower volumes, our strategic efforts to focus on higher-value-added products and reduce operating costs have resulted in strong margin gains compared with the fiscal third quarter and the prior-year fourth quarter,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our balance sheet and cash flow remain strong, and we benefited from an unexpected rise in demand in August, especially for engineered plastics products, as a result of the impact of the global auto incentive programs.”
Europe — In the fiscal 2009 fourth quarter, sales in Europe were $236.1 million, a decrease of $129.0 million or 35.3% compared with $365.1 million for the prior-year period. Tonnage for the quarter decreased 19.8%; the translation effect of foreign currency, primarily the euro, reduced sales by an incremental 7.3%; and changes in prices decreased sales by 8.2%. The price decline was related to significant declines in resin prices.
Gross margin improved to 17.6% of sales for the fourth quarter of fiscal 2009 compared with 13.6% for the same period last year. The improved gross margin was driven by mix and the realization of cost-reduction initiatives. Operating income for the fiscal 2009 fourth quarter was $13.4 million compared with $23.5 million in the same quarter last year. Foreign exchange accounted for $1.3 million of the decline, and the remainder of the decline was primarily due to demand weakness resulting in lower gross profit, costs related to the Company’s European shared service center and an increase in bad debt expense.
North America — During the fiscal 2009 fourth quarter, North America’s performance improved dramatically despite the unfavorable economic environment this year. Operating losses for the quarter were $0.6 million compared with operating losses of $4.0 million for the fourth quarter of last year. The translation effect of foreign currencies, primarily the Mexican peso, decreased operating income by $0.9 million in the quarter.
Restructuring and other cost-reduction initiatives introduced during fiscal 2008 and the first three quarters of fiscal 2009 resulted in the Company’s ability to completely offset the 32.1% decline in volume in the fourth quarter of fiscal 2009 compared with the same quarter in 2008. These restructuring activities resulted in significantly improved gross margins for the North America segments in the quarter compared with both the prior-year quarter and earlier fiscal 2009 quarters.

Asia — Sales were up 2.9% for the fiscal 2009 fourth quarter compared with the same period last year. Gross margins increased to 17.4% of sales compared with 12.5% for the prior-year period and volume increased 16.6%. The increase in gross margins reflects a favorable product mix and the results of continuous efforts to reduce higher-cost inventories. For the fiscal 2009 fourth quarter, Asia reported operating income of $1.1 million compared with $0.8 million for the prior-year quarter, continuing the trend of increased operating income that began during the third quarter of 2009.
“Our improved performance in North America under difficult economic conditions clearly shows that our strategy is taking us in the right direction,” Gingo said. “We continue to see promising growth in Asia as well as continued margin improvement in our masterbatch and engineered plastics businesses in Europe.”
Fiscal 2009 Full-Year Results
For the full year ended August 31, 2009, net sales were $1.28 billion, a 35.5% decline compared with $1.98 billion last year. Gross margin increased to 13.3% of net sales compared with 11.8% a year ago, with the increase occurring in the third and fourth quarters.
Income from continuing operations was $11.2 million for the full year which excludes discontinued operations related to the Company’s closing of its Invision sheet manufacturing.
Reported net loss for fiscal 2009 was $2.8 million or $0.11 per diluted share, compared with net income of $18.0 million or $0.66 per diluted share for fiscal 2008. The translation effect of foreign currencies reduced net income by $7.3 million for the year ended August 31, 2009.
The reported net loss for fiscal 2009 included approximately $19.2 million of unusual charges, net of tax, related to the ongoing restructuring activities, asset impairments, curtailment gains and other employee termination costs. Excluding these unusual items, net income would have been $16.4 million or $0.64 per diluted share.
Reported net income for fiscal 2008 included after-tax charges of $19.1 million related to restructuring activities, asset and goodwill impairments, curtailment gains, CEO transition costs and other unusual costs. Excluding these unusual items, net income for fiscal 2008 would have been $37.1 million or $1.36 per diluted share.
Also included in net income for fiscal 2009 are the following significant items that are not included in the unusual items outlined above:
•	A $2.9 million after-tax ($3.3 million pre-tax in SG&A) decline in equity compensation costs, primarily as a result of changes in estimated forfeiture rates and mark-to-market adjustments, compared with the prior-year period;

•	A $1.6 million pre- and after-tax decrease in expense, primarily in SG&A, in the North American business units and Corporate segment reflecting a reduction in contributions the Company is making to its U.S. employee retirement plan;

•	A $1.2 million tax benefit recorded during the fiscal 2009 third quarter for the reversal of taxes and interest previously accrued for primarily during the second half of fiscal 2006, related to the resolution of uncertain international tax positions;

•	$0.9 million in pre- and after-tax start-up costs recorded during the first six months of the fiscal year in cost of sales associated with the Company’s new Akron plant;

•	A $1.2 million after-tax benefit ($1.8 million pre-tax included in other income) recorded during the third quarter from the cancellation of European supplier distribution agreements;

•	$2.7 million of after-tax charges ($4.2 million pre-tax included in SG&A) for costs associated with European shared service center implementation consulting and temporary duplicate overhead; and

•	$4.0 million in after-tax foreign currency transaction gains ($5.6 million pre-tax).
Cash Flow From Operations
Cash flow from operations was $181.5 million for the fiscal year ended August 31, 2009, compared with $155.8 million for fiscal 2008. The increase in cash flow continued to be driven by the Company’s multi-year ongoing working capital initiative. Cash and cash equivalents continued to increase for the sixth quarter in a row, reaching $228.7 million at the end of August 2009 compared with $202.5 million at May 31, 2009, and $97.7 million at August 31, 2008.
Total days of working capital decreased 10 days from May 31, 2009 to 60 days and compares very favorably with the 72 days the Company reported at August 31, 2008. The Company’s net debt, defined as debt minus cash, was in a net positive cash position of $123.9 million at the end of August 2009, an improvement of $25.4 million compared with May 31, 2009, and an improvement of $140.0 million compared with August 31, 2008, reflecting the positive effects of the increased cash flow from operations. At August 31, 2009, the Company had more than $300 million available to borrow on its credit lines.
Business Outlook
“We were pleased with the stronger-than-expected performance during the quarter for our global Engineered Plastics divisions,” Gingo said. “And although we attribute some of the uptick to the bubble created by the global auto incentive programs, our fourth-quarter and full-year results indicate that we’ve made substantial progress to improve our operations. For fiscal 2010, we anticipate continuing gradual improvement in our masterbatch operations and a possible return to lower levels in our Engineered Plastics division until the economy reflects a sustained upswing in durable goods consumption. We will remain keenly focused on cash flow. As the economy recovers, our enviable cash position and performance-driven processes will help us meet demand and execute on our acquisition strategy.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2009 fourth-quarter earnings can be accessed at 11:00 a.m. Eastern time on Monday, October 19, 2009, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.

A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2009, were $1.3 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the global auto market;

•	The global financial market turbulence; and

•	The global or regional economic slowdown or recession.

Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three months ended		Year ended
	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008
Net sales	$320,639	$495,752	$1,279,248	$1,983,595
Cost of sales	268,409	435,972	1,109,211	1,749,065
Selling, general and administrative expenses	43,038	44,469	148,143	169,275
Minority interest	208	251	349	872
Interest expense	1,198	1,884	4,785	7,814
Interest income	(388)	(941)	(2,348)	(2,338)
Foreign currency transaction (gains) losses	573	(448)	(5,645)	1,133
Other (income) expense	405	(263)	(1,826)	(9)
Curtailment gains	(196)	(1,696)	(2,805)	(4,009)
Goodwill impairment	—	—	—	964
Asset impairment	146	(21)	2,608	5,399
Restructuring expense	2,435	510	8,665	6,817

	315,828	479,717	1,261,137	1,934,983

Income from continuing operations before taxes	4,811	16,035	18,111	48,612
Provision for U.S. and foreign income taxes	1,607	7,453	6,931	17,944

Income from continuing operations	3,204	8,582	11,180	30,668
Loss from discontinued operations, net of tax of $0	(11,086)	(3,916)	(13,956)	(12,619)

Net income (loss)	$(7,882)	$4,666	$(2,776)	$18,049

Less: Preferred stock dividends	(13)	(13)	(53)	(53)

Net income (loss) applicable to common stock	$(7,895)	$4,653	$(2,829)	$17,996

Weighted average number of shares outstanding:
Basic	25,812	25,973	25,790	26,795
Diluted	26,202	26,323	26,070	27,098

Earnings (losses) per share of common stock — Basic:
Income from continuing operations	$0.12	$0.33	$0.43	$1.14
Loss from discontinued operations, net of tax	(0.43)	(0.15)	(0.54)	(0.47)

Net income (loss)	$(0.31)	$0.18	$(0.11)	$0.67

Earnings (losses) per share of common stock — Diluted:
Income from continuing operations	$0.12	$0.32	$0.43	$1.13
Loss from discontinued operations, net of tax	(0.42)	(0.15)	(0.54)	(0.47)

Net income (loss)	$(0.30)	$0.17	$(0.11)	$0.66

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	August 31, 2009	August 31, 2008
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$228,674	$97,728
Accounts receivable, less allowance for doubtful accounts of $10,279 in 2009 and $8,316 in 2008	206,450	320,926
Inventories, average cost or market, whichever is lower	133,536	224,964
Prepaid expenses and other current assets	20,779	18,499

Total current assets	589,439	662,117

Other assets:
Cash surrender value of life insurance	3,101	2,665
Deferred charges and other assets	23,715	23,017
Goodwill	11,577	10,679
Intangible assets	217	195

	38,610	36,556

Property, plant and equipment, at cost:
Land and improvements	16,236	17,026
Buildings and leasehold improvements	147,121	156,465
Machinery and equipment	345,653	346,999
Furniture and fixtures	39,581	41,272
Construction in progress	4,546	9,726

	553,137	571,488
Accumulated depreciation and investment grants of $988 in 2009 and $1,123 in 2008	383,697	379,740

Net property, plant and equipment	169,440	191,748

	$797,489	$890,421

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable	$2,519	$9,540
Accounts payable	147,476	174,226
U.S. and foreign income taxes payable	8,858	3,212
Accrued payrolls, taxes and related benefits	36,207	37,686
Other accrued liabilities	32,562	34,566

Total current liabilities	227,622	259,230

Long-term debt	102,254	104,298
Other long-term liabilities	92,688	90,585
Deferred income taxes	3,954	5,544
Minority interest	4,901	5,533
Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding — 15 shares in 2009 and 10,564 shares in 2008	2	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 42,295,492 shares in 2009 and 42,231,341 shares in 2008	42,295	42,231
Other capital	115,358	112,105
Accumulated other comprehensive income	38,714	79,903
Retained earnings	492,513	511,101
Treasury stock, at cost, 16,207,011 shares in 2009 and 16,095,491 shares in 2008	(322,812)	(321,166)

Common stockholders’ equity	366,068	424,174

Total stockholders’ equity	366,070	425,231

	$797,489	$890,421

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended August 31,
	2009	2008
	(In thousands)
Provided from (used in) operating activities:
Net income (loss)	$(2,776)	$18,049
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	23,632	27,721
Deferred tax provision	(2,974)	(2,597)
Pension and other deferred compensation	3,955	3,259
Postretirement benefit obligation	773	2,839
Net losses on asset sales	740	318
Minority interest in net income of subsidiaries	349	872
Restructuring charges, including accelerated depreciation of $1,326 and $0 in 2009 and 2008, respectively	10,011	6,817
Goodwill impairment	—	964
Asset impairment	12,925	11,699
Curtailment gains	(2,805)	(4,009)
Changes in assets and liabilities:
Accounts receivable	91,218	16,614
Inventories	78,756	54,682
Accounts payable	(17,856)	25,838
Restructuring payments	(6,684)	(6,384)
Income taxes	3,720	(5,247)
Accrued payrolls and other accrued liabilities	(1,582)	1,704
Changes in other assets and other long-term liabilities	(9,905)	2,646

Net cash provided from operating activities	181,497	155,785

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(24,787)	(26,070)
Proceeds from the sale of assets	950	3,700

Net cash used in investing activities	(23,837)	(22,370)

Provided from (used in) financing activities:
Cash dividends paid	(15,812)	(16,091)
Increase (decrease) in notes payable	(7,344)	5,997
Borrowings on revolving credit facilities	19,000	119,557
Repayments on revolving credit facilities	(19,000)	(145,112)
Cash distributions to minority shareholders	(980)	(900)
Preferred stock redemption	(1,055)	—
Common stock issued	370	3,828
Purchases of treasury stock	(1,646)	(42,002)

Net cash used in financing activities	(26,467)	(74,723)

Effect of exchange rate changes on cash	(247)	(4,009)

Net increase (decrease) in cash and cash equivalents	130,946	54,683

Cash and cash equivalents at beginning of year	97,728	43,045

Cash and cash equivalents at end of year	$228,674	$97,728

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended August 31,		Year ended August 31,
	2009	2008	2009	2008
	(In thousands, except for %)
Net sales to unaffiliated customers
Europe	$236,065	$365,088	$935,895	$1,454,635
NAMB	30,263	36,046	108,474	136,124
NAEP	25,917	46,594	121,701	211,259
NADS	14,122	34,158	67,920	131,811
Asia	14,272	13,866	45,258	49,766

Total net sales to unaffiliated customers	$320,639	$495,752	$1,279,248	$1,983,595

Segment gross profit
Europe	$41,470	$49,680	$141,051	$192,910
NAMB	3,592	2,242	8,279	12,231
NAEP	2,796	3,237	7,665	13,846
NADS	1,891	2,888	6,670	10,013
Asia	2,481	1,733	6,372	5,530

Total segment gross profit	$52,230	$59,780	$170,037	$234,530

Segment operating income
Europe	$13,354	$23,457	$48,725	$95,105
NAMB	1,926	579	2,809	5,507
NAEP	(657)	(2,070)	(5,562)	(6,865)
NADS	1,116	1,551	3,082	5,288
Asia	1,127	753	2,195	1,507
All other North America	(3,024)	(4,028)	(11,266)	(15,061)

Total segment operating income	$13,842	$20,242	$39,983	$85,481

Corporate and other	(4,858)	(5,182)	(18,438)	(21,098)
Interest expense, net	(810)	(943)	(2,437)	(5,476)
Foreign currency transaction gains (losses)	(573)	448	5,645	(1,133)
Other income (expense)	(405)	263	1,826	9
Curtailment gains	196	1,696	2,805	4,009
Goodwill impairment	—	—	—	(964)
Asset impairment	(146)	21	(2,608)	(5,399)
Restructuring expense	(2,435)	(510)	(8,665)	(6,817)

Income from continuing operations before taxes	$4,811	$16,035	$18,111	$48,612

Capacity utilization
Europe	82%	77%	75%	89%
NAMB	79%	95%	67%	101%
NAEP	74%	72%	63%	75%
Asia	81%	64%	61%	66%
Worldwide	81%	77%	72%	85%

A. SCHULMAN, INC.
Reconciliation of Non-GAAP Financial Measures
Net Income and Earnings Per Share Reconciliation
(In thousands except per share data)

	Three months ended		Three months ended
	August 31, 2009		August 31, 2008
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Income from continuing operations applicable to common stock	$3,191	$0.12	$8,569	$0.32
Loss from discontinued operations	(11,086)	(0.42)	(3,916)	(0.15)

Net income applicable to common stock	$(7,895)	$(0.30)	$4,653	$0.17

Adjustments, net of tax:
Restructuring expense	2,040	0.08	476	0.02
Accelerated depreciation, included in cost of sales	47	0.00	—	—
Asset impairment	10,421	0.40	2,900	0.11
Other employee termination costs	903	0.03	439	0.02
Curtailment gain	(129)	(0.00)	(1,696)	(0.06)

Net income applicable to common stock before unusual items	$5,387	$0.21	$6,772	$0.26

Weighted-average number of shares outstanding — Diluted		26,202		26,323

	Year ended		Year ended
	August 31, 2009		August 31, 2008
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income from continuing operations applicable to common stock	$11,127	$0.43	$30,615	$1.13
Loss from discontinued operations	(13,956)	(0.54)	(12,619)	(0.47)

Net income applicable to common stock	$(2,829)	$(0.11)	$17,996	$0.66

Adjustments, net of tax:
Restructuring expense	7,254	0.28	5,524	0.20
Accelerated depreciation, included in cost of sales	1,243	0.05	—	—
Asset impairment	12,472	0.48	10,815	0.40
Curtailment gain	(2,737)	(0.10)	(4,009)	(0.15)
Other employee termination costs	999	0.04	1,245	0.05
Goodwill impairment	—	—	964	0.04
Termination of lease for an airplane	—	—	640	0.02
CEO transition costs	—	—	3,582	0.13
Insurance claim settlement adjustment	—	—	368	0.01

Net income applicable to common stock before unusual items	$16,402	$0.64	$37,125	$1.36

Weighted-average number of shares outstanding — Diluted		26,070		27,098